Exhibit 99.1

For more information, please contact:

AmTrust Financial Services, Inc.
Hilly Gross	Ronald E. Pipoly, Jr.
Vice President, Investor Relations	Chief Financial Officer
212-220-7120 x 7023	216-328-6116
hgross@amtrustgroup.com	rpipoly@amtrustgroup.com

For immediate release
September 10, 2007

AmTrust Financial Services, Inc. Closes Acquisition of Associated Industries Insurance Services, Inc. and Associated Industries Insurance Company, Inc.

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) announced today that it has completed the acquisition of Associated Industries Insurance Services, Inc., a Florida-based workers' compensation managing general agency, and its wholly-owned subsidiary, Associated Industries Insurance Company, Inc., a Florida workers' compensation insurer, also licensed in Alabama, Georgia and Mississippi (collectively, "Associated"). The transaction was previously announced on June 25, 2007.

AmTrust and Associated have enjoyed a close business relationship since 2004 when AmTrust acquired renewal rights to certain business from Associated and entered into a Production and Administration Agreement pursuant to which Associated produces business for AmTrust in the State of Florida. In 2006, Associated produced approximately $130 million in gross written premium, $58 million of which was written by the AmTrust subsidiary, Technology Insurance Company.

Barry Zyskind, CEO and president of AmTrust Financial Services, Inc., stated, "The acquisition of Associated is the logical culmination of the close relationship we have had with Associated for the past three years. We look forward to a continued and profitable relationship, with Associated."

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement
This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

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